Exhibit 10.3
Johnson Controls International plc
2021 Equity and Incentive Plan (the “Plan”)

RESTRICTED SHARE UNIT AWARD AGREEMENT

THIS RESTRICTED SHARE UNIT AWARD (this “Award”) is made in County Cork, Ireland as of _________ (the “Grant Date”) pursuant to the Plan and this Restricted Share Unit Award Agreement (this “Award Agreement”). Capitalized terms that are not defined herein have the meaning ascribed to them in the Plan.
1.Grant of Award. Johnson Controls International plc (the “Company”) has granted you Restricted Share Units, as described in the grant notification letter that was issued to you (“Grant Letter”), subject to the provisions of the Plan (the terms of which are incorporated by reference and made a part of this Award) and this Award Agreement. The Company will hold the Restricted Share Units in a bookkeeping account on your behalf until they become payable or are forfeited or cancelled.
2.Payment Amount. Each Restricted Share Unit represents the right to receive, upon vesting, one (1) Share.
3.Form and Timing of Payment. Unless otherwise set forth herein, vested Restricted Share Units will be paid solely in Shares. Payment shall occur within forty-five (45) days after the vesting date, subject to your payment in full of all taxes due, if any, with respect to such Restricted Share Units.
4.Dividend Equivalent Units. Any cash dividends or other distributions paid or delivered with respect to the Shares for which the record date occurs on or before the last day of the Restriction Period will result in a credit to a bookkeeping account for your benefit. The credit will be equal to the dividends or other distributions that would have been paid with respect to the Shares subject to your Restricted Share Units had such Shares been outstanding. If you are a U.S. or United Kingdom domestic Participant, the account will be converted into and settled in additional Shares issued under the Plan at the end of the applicable Restriction Period; for all other Participants, the account will be paid in cash or, at the discretion of the Company, converted into and settled in additional Shares issued under the Plan at the end of the applicable Restriction Period. Prior to the end of the Restriction Period, such account will be subject to the same terms and conditions (including risk of forfeiture) as the Restricted Share Units to which the dividends or other distributions relate.
5.Vesting. Except as otherwise provided herein, your Restricted Share Units will vest in full on the earlier of (a) the one (1) year anniversary of the Grant Date, and (b) the date of the Annual General Meeting of shareholders in respect of fiscal 2023, provided in each case that you are a member of the Board on such date (or your term of service ends on such date) (the “Normal Vesting Date”). No vesting credit will be given for periods following the date you cease to be a member of the Board for any reason, with or without Cause, as determined by the Company (“Termination of Directorship”).

6.Termination of Directorship. Except as set forth in paragraphs 7 and 8, so long as your Termination of Directorship is for reasons other than Cause, a pro rata portion of your Restricted Share Units will accelerate and vest on your Termination of Directorship. Such pro rata portion that shall vest will be calculated as follows: (i) the total number of Restricted Share Units granted under this Award multiplied by (ii) a fraction, the numerator of which equals the total number of full months that you were a Director from the Grant Date through the date of your Termination of Directorship and the denominator of which equals the total number of months between the Grant Date and the Normal Vesting Date; provided that if your Termination of Directorship coincides with the next Annual General Meeting of Shareholders following the Grant Date (and results from your not standing for reelection), your Restricted Share Units shall vest in full. Any portion of your Award that does not vest pursuant to this paragraph 6 will immediately be forfeited as of your Termination of Directorship and your rights with respect to such Restricted Share Units will end.
7.Death or Disability. If your Termination of Directorship is a result of your Death or Disability, your Award will become fully vested as of your Termination of Directorship. If you are deceased, the Company will make a payment to your estate.
8.Forfeiture of Award. If your Termination of Directorship is for Cause, then any unvested Restricted Share Units shall be immediately forfeited as of your Termination of Directorship.
9.Change of Control. This Award will be treated in accordance with Section 19 of the Plan in connection with a Change of Control.
10.Withholdings; Tax Recovery. Unless the Board approves an alternative method by which you may pay withholding taxes that become due as a result of this Award, if any, the Company shall, prior to any issuance or delivery of Shares with respect to you Restricted Share Units, withhold from the Shares otherwise deliverable to you a number of Shares having a Fair Market Value necessary to satisfy applicable tax requirements, provided that the amount to be withheld may not exceed the total maximum statutory tax withholding obligations associated with the transaction.
11.Transfer of Award. You may not transfer any interest in Restricted Share Units except by will or the laws of descent and distribution. Any other attempt to dispose of your interest in Restricted Share Units will be null and void.
12.Successors. All obligations of the Company under this Award shall be binding on any successor to the Company. The terms of this Award and the Plan shall be binding upon and inure to your benefit and the benefit of your heirs, executors, administrators or legal representatives.
13.Securities Compliance. The Company may place a legend or legends upon the certificates for Shares issued under the Plan and may issue “stop transfer” instructions to its transfer agent in respect of such Shares as it determines to be necessary or appropriate to (a) prevent a violation of, or to obtain an exemption from, the registration requirements of the

Securities Act of 1933, as amended, applicable state securities laws or other legal requirements, or (b) implement the provisions of the Plan, this Award or any other agreement between you and the Company with respect to such Shares.
14.Legal Compliance. The granting of this Award and the issuance of Shares under this Award shall be subject to all applicable laws, rules, and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. The Company will not be required to deliver any Shares until all applicable federal and state laws and regulations have been complied with and all legal matters in connection with the issuance and delivery of the Shares have been approved by the appropriate counsel of the Company.
15.Governing Law; Arbitration. This Award, and the interpretation of this Award Agreement, shall be governed by (a) the internal laws of Ireland (without reference to conflict of law principles thereof that would direct the application of the laws of another jurisdiction) with respect to the validity and authorization of any Shares issued under this Award, and (b) the internal laws of the State of Wisconsin (without reference to conflict of law principles thereof that would direct the application of the laws of another jurisdiction) with respect to all other matters. Any disputes regarding this Award or any other matter relating to you service as a Director will be subject to the Company’s arbitration policy, as described in Section 20(i) of the Plan.
16.Data Privacy and Sharing. As a condition of the granting of the Award, you acknowledge and agree that it is necessary for some of your personal identifiable information to be provided to certain employees of the Company, the third party data processor that administers the Plan and the Company’s designated third party broker in the United States. These transfers will be made pursuant to a contract that requires the processor to provide adequate levels of protection for data privacy and security interests in accordance with the “legitimate interest” provisions of the EU General Data Protection Regulation (GDPR) (Regulation (EU) 2016/679 and the implementing legislation of your home country (or any successor or superseding regulation). By acknowledging the Award, you acknowledge having been informed of the processing of your personal identifiable information described in the preceding paragraph and consent to the Company collecting and transferring to the Company's Shareholder Services Department, and its independent benefit plan administrator and third party broker, your personal data that are necessary to administer the Award and the Plan. You understand that your personal information may be transferred, processed and stored outside of your home country in a country that may not have the same data protection laws as your home country, for the purposes mentioned in this Award.
In compliance with the GDPR you will be provided with:
•the identity and the contact details of the controller (usually the administrator and/or the Company) and, where applicable, of the controller's representative;
•the contact details of the data protection officer, where applicable;

•that the purposes of the processing of personal data is for the grant, administration and vesting of the Award and the legal basis for the processing is that this is required for the performance of this Award Agreement and for compliance with its terms and the Award or to cover the legitimate interests of the data controller and the data processor;
•the recipients or categories of recipients of the personal data, if any;
•the controller intends to transfer personal data to a third country or international organization subject to the existence of an adequacy decision by the Commission, or reference to the appropriate or suitable safeguards (reliance on the US/EU Privacy Shield or adoption of the EU Model Clauses) and you may obtain a copy of these or details of where they are made available on the administrator’s portal;
•the period for which the personal data will be stored, or if that is not possible, the criteria used to determine that period;
•the right to request from the controller access to and rectification or erasure, in certain circumstances but this could impact the Award, of personal data or restriction of processing concerning the data subject or to object to processing as well as the right to data portability;
•the right to lodge a complaint with a supervisory authority;
•the provision of personal data is a requirement for the performance of this Award Agreement and the terms of the Award.
17.No Contract or Promise of Future Grants. By accepting the Award, you agree to be bound by this Award Agreement and acknowledge that the Award is granted at the sole discretion of the Company and is not considered part of any contract of service as a Board member with the Company or other compensation. Nothing in this Award Agreement or the Plan gives you any right to continue in the service as a Board member with the Company or any of its Subsidiaries or to interfere in any way with the right of the Company to terminate your Directorship at any time. If your service as a Board member with the Company is terminated for any reason, whether lawfully or unlawfully, you agree that you will not be entitled by way of damages for breach of contract, dismissal or compensation for loss of office or otherwise to any sum, shares or other benefits to compensate you for the loss or diminution in value of any actual or prospective rights, benefits or expectation under or in relation to the Plan.
18.Electronic Delivery. The Company or its Affiliates may, in its or their sole discretion, decide to deliver any documents related to current or future participation in the Plan or related to this Award by electronic means. You hereby consent to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. You hereby agree that all on-line acknowledgements shall have the same force and effect as a written signature.

19.Limitations. Payment of your Restricted Share Units is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific asset of the Company by reason of this Award or the account established on your behalf. You have no rights as a stockholder of the Company pursuant to the Restricted Share Units until Shares are actually delivered to you.
20.Severability. The invalidity or unenforceability of any provision this Award Agreement will not affect the validity or enforceability of the other provisions of the Award Agreement, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.
21.Sections 409A and 457A. The award is intended to be an exempt “short-term deferral” under Sections 409A and 457A of the Internal Revenue Code of the United States. The Committee may make such modifications to this Award Agreement as it deems necessary or appropriate to ensure that the Award is exempt from Sections 409A and 457A to the extent applicable.
By accepting this Award, you agree to the following:
1.you have carefully read, fully understand and agree to all of the terms and conditions described in this Award Agreement and the Plan; and
2.you understand and agree that this Award Agreement and the Plan constitute the entire understanding between you and the Company regarding the Award, and that any prior agreements, commitments or negotiations concerning the Restricted Share Units are replaced and superseded.
You will be deemed to consent to the application of the terms and conditions set forth in this Award Agreement and the Plan unless you contact Johnson Controls International plc, c/o Johnson Controls, Inc., Attn: Shareholder Services, 5757 N Green Bay Ave, Milwaukee, WI 53209 in writing within thirty (60) days of the date of this Award Agreement. Notification of your non-consent will nullify this grant unless otherwise agreed to in writing by you and the Company.
The Company has caused this Award to be executed by one of its authorized officers as of the date of grant.
JOHNSON CONTROLS INTERNATIONAL PLC
/s/ John Donofrio
John Donofrio
Executive Vice President and General Counsel